Exhibit 10.12

RESTRICTED STOCK UNIT GRANT AGREEMENT

THIS AGREEMENT, made as of this             day of             ,             , (the “Agreement”) between UNDER ARMOUR, INC. (the “Company”) and             (the “Grantee”).

WHEREAS, the Company has adopted the Amended and Restated 2005 Omnibus Long-Term Incentive Plan as amended by Amendment Number One (the “Plan”), attached hereto as Attachment A or otherwise delivered or made available to Grantee, to promote the interests of the Company and its stockholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth and profitability of the Company; and

WHEREAS, the Plan provides for the Grant to Grantees in the Plan of restricted share units for shares of Stock of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Investment. The Grantee represents that the Restricted Stock Units (as defined herein) are being acquired for investment and not with a view toward the distribution thereof.

2. Grant of Restricted Stock Units. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, and further subject to the approval by the Company’s stockholders of Amendment Number One to the Plan, the Company hereby grants to the Grantee an award of Restricted Stock Units for             shares of Stock of the Company (collectively, the “Restricted Stock Units”). The Purchase Price for the Restricted Stock Units shall be paid by the Grantee’s services to the Company.

3. Grant Date. The Grant Date of the Restricted Stock Units hereby granted is             ,             .

4. Incorporation of the Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Agreement, as interpreted by the Board, or a Committee thereof, shall govern. Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan.

5. Vesting and Delivery Date. The Restricted Stock Units shall vest as follows provided the Grantee remains employed by the Company on each such date:

(a) (a) Forty percent (40%) of the Restricted Stock Units (rounded down to the nearest whole share) shall vest if the combined Operating Income for the Company for 2013 and 2014 is equal to or greater than $            million but less than $            million, with 50% of such number of Restricted Stock Units vesting on February 15, 2015 and 50% of such number of Restricted Stock Units vesting on February 15, 2016; OR

(b) Eighty percent (80%) of the Restricted Stock Units (rounded down to the nearest whole share) shall vest if the combined Operating Income for the Company for 2013 and 2014 is equal to or greater than $            million but less than $            million, with 50% of such number of Restricted Stock Units vesting on February 15, 2015 and 50% of such number of Restricted Stock Units vesting on February 15, 2016; OR

(c) All of the Restricted Stock Units shall vest if the combined Operating Income for the Company for 2013 and 2014 is equal to or greater than $            million, with 50% of such number of Restricted Stock Units vesting on February 15, 2015 and 50% of such number of Restricted Stock Units vesting on February 15, 2016.

As used in this Section 5, the term “Operating Income” shall mean the Company’s income from operations as reported in the Company’s audited financial statements prepared in accordance with generally accepted accounting principles excluding the impact of any generally accepted accounting principle changes implemented after the date hereof.

Notwithstanding the foregoing, (i) in the event that the Grantee’s employment is terminated on account of the Grantee’s death or Disability at any time, all unvested Restricted Stock Units not previously forfeited shall immediately vest on such date of termination and (ii) in the event of a Change in Control, all unvested Restricted Stock Units not previously forfeited shall vest on such Change in Control. On the first business day after each vesting date, the Company shall deliver to Grantee the shares of stock to which the Restricted Stock Units relate, provided, however, that if the shares of stock would otherwise vest during a period in which Grantee is (i) subject to a lock-up agreement restricting Grantee’s ability to sell the shares in the open market or (ii) restricted from selling the shares in the open market because Grantee is not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or Grantee is otherwise restricted from trading), delivery of the shares will be delayed until the first date on which Grantee is no longer prohibited from selling the shares due to a lock-up agreement or insider trading or similar plan restriction.

6. Forfeiture. Subject to the provisions of the Plan and Section 5 of this Agreement, with respect to the Restricted Stock Units which have not become vested on the date the Grantee’s employment is terminated, the Award of Restricted Stock Units shall expire and such unvested Restricted Stock Units shall immediately be forfeited on such date.

7. Employment Confidentiality Agreement. As a condition to the grant of the Restricted Stock Units, Grantee shall have executed and become a party to the Employee Confidentiality, Non-Competition and Non-Solicitation Agreement by and between Grantee and the Company (the “Confidentiality, Non-Compete and Non-Solicitation Agreement”) attached hereto as Attachment B.

8. No Shareholder Rights. Grantee does not have any rights of a shareholder with respect to the Restricted Stock Units. No dividend equivalents will be earned or paid with regard to the Restricted Stock Units.

9. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

10. Integration. This Agreement and the Plan contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to its subject matter.

11. Withholding Taxes. Grantee agrees, as a condition of this grant, that Grantee will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Restricted Stock Units or delivery of shares acquired under this grant. Grantee may elect to satisfy such obligations, in whole or in part, by causing the Company to withhold shares of Stock otherwise issuable to the Grantee as provided under the Plan In the event that the Company determines that any federal, state, local, municipal or foreign tax or withholding payment is required relating to the vesting in Restricted Stock Units or delivery of shares arising from this grant, the Company shall have the right to require such payments from Grantee in the form and manner as provided in the Plan.

12. Data Privacy. In order to administer the Plan, the Company may process personal data about Grantee. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business address and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this grant, Grantee gives explicit consent to the Company to process any such personal data. Grantee also gives explicit consent to the Company to transfer any such personal data outside the country in which Grantee works or is employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

13. Electronic Delivery. The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant Grantee agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Grantee in an electronic format. If at any time Grantee would prefer to receive paper copies of these documents, as Grantee is entitled to receive, the Company would be pleased to provide copies. Grantee should contact             to request paper copies of these documents.

14. Counterparts; Electronic Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement may be signed by the Company through application of an authorized officer’s signature, and may be signed by Grantee through an electronic signature.

15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to the provisions governing conflict of laws.

16. Grantee Acknowledgment. The Grantee hereby acknowledges receipt of a copy of the Plan. The Grantee hereby acknowledges that all decisions, determinations and interpretations of the Board, or a Committee thereof, in respect of the Plan, this Agreement and this Award of Restricted Stock Units shall be final and conclusive.

The Company has caused this Agreement to be duly executed by its duly authorized officer and said Grantee has hereunto signed this Agreement on the Grantee’s own behalf, thereby representing that the Grantee has carefully read and understands this Agreement and the Plan as of the day and year first written above.

UNDER ARMOUR, INC.

By:

GRANTEE

Attachment A

[Part of Attachment A, the Under Armour, Inc. Amended and Restated 2005 Omnibus Long-Term Incentive Plan, was previously filed with the Company’s Form 10-Q for the quarterly period ending March 31, 2009 as Exhibit 10.01]

Amendment One to the Under Armour, Inc.

Amended and Restated 2005 Omnibus Long-Term Incentive Plan

WHEREAS, Under Armour Inc. (the “Company”) has established the Under Armour, Inc. Amended and Restated 2005 Omnibus Long-Term Incentive Plan Inc., effective November 18, 2005 (the “Plan”);

WHEREAS, the Company’s Board of Directors (the “Board”) has the authority under Section 5.2 of the Plan to amend the Plan; and

WHEREAS, the Board desires to amend the Plan to include certain provisions required for performance awards to constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, pursuant to the power of amendment set forth in the Plan, the Plan is hereby amended as follows effective as of the date hereof:

1. By adding the following new Section 17:

“17. TERMS AND CONDITIONS OF PERFORMANCE AWARDS

17.1. Performance Awards.

“Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 17.3) over a performance period established by the Committee in its discretion.

17.2. Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to adjust the amounts payable under any Award subject to performance conditions, except as limited under Sections 17.3 hereof in the case of a Performance Award intended to qualify under Code Section 162(m).

17.3. Performance Awards Qualifying as Performance-Based Compensation.

If and to the extent that the Committee determines that an Award to be granted to a Grantee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established, objective performance goals and other terms set forth in this Section 17.3.

17.3.1. Performance Goals Generally.

The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 17.3. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder. A performance goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Grantee or to different Grantees.

17.3.2. Business Criteria.

One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, a Standard & Poor’s stock index; (3) net revenues; (4) net income; (5) earnings per share; (6) income from operations; (7) operating margin; (8) gross profit; (9) gross margin; (10) pretax earnings; (11) earnings before interest expense, taxes, depreciation and amortization; (12) return on equity; (13) return on capital; (14) return on investment; (15) return on assets; (16) working capital; (17) free cash flow; and (18) ratio of debt to stockholders’ equity.

17.3.3. Timing for Establishing Performance Goals.

Performance goals shall be established in writing by the Committee not later than 90 days after the beginning of any performance period applicable to such Performance Awards, provided that the outcome is substantially uncertain at the time the Committee actually establishes the goal and provided that it is established at or before 25 percent of the performance period has elapsed, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

17.3.4. Settlement of Performance Awards; Other Terms.

Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce (but not increase) the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Performance Awards.

17.3.5. Committee Certification.

The Committee must certify in writing prior to payment of, or other event that results in the inclusion of income (for example, the vesting of Restricted Stock) from, the related compensation that the performance goals and any other material terms were in fact satisfied. Approved minutes of the Committee meeting in which the certification is made shall be treated as a written certification.

17.3.6. Annual Share Limits.

Section 4 sets forth the maximum number of shares of Stock with respect to which Options or Stock Appreciation Rights may be granted pursuant to the Plan in any calendar year to any one Service Provider. Subject to adjustment as provided in Section 15 hereof, the maximum number of shares of Stock that may be granted to any one Service Provider under a Performance Award, other than an Option or Stock Appreciation Right, in any calendar year shall be 500,000.

17.4. Written Determinations.

All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards, and the achievement of performance goals relating to Performance Awards shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). To the extent permitted by Code Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards.

17.5. Status of Section 17.3 Awards Under Code Section 162(m).

It is the intent of the Company that Performance Awards under Section 17.3 hereof shall constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 17.3 and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Performance Awards, the Committee may make any adjustments to the process described in Section 17.3 it deems appropriate.”

2. Except as hereinabove amended and modified, the Plan shall remain in full force and effect.

Attachment B

[Attachment B, the Employee Confidentiality, Non-Competition and Non-Solicitation Agreement by and between certain executives and the Company, has been separately filed; see Exhibit 10.14 of the Company’s 2011 Form 10-K and Exhibit 10.03 of the Company’s Form 10-Q for the quarterly period ended March 31, 2011.]